Exhibit 99.1

Barnes & Noble.Com Consumer Sales up 4.7 Percent; EPS Exceeds Forecast

    NEW YORK--(BUSINESS WIRE)--April 30, 2003--Barnes & Noble.com (Nasdaq: BNBN) (www.bn.com) announced today that the company's first-quarter sales of books, music and DVD/video direct to consumers increased 4.7 percent to $99.5 million; consolidated sales were $106.0 million, in line with the company's estimates.
    The net loss for the first quarter was ($13.1) million, or ($0.08) per share, exceeding the company's previous forecast of an EPS loss of ($0.10) to ($0.12) per share. The first-quarter results represent a
36.0 percent improvement from a net loss of ($20.5) million, or ($0.13) per share, in the first quarter of 2002.
    EBITDA loss (loss before interest, taxes, depreciation, amortization and equity losses) declined to ($5.9) million, a 52.8 percent improvement from the first quarter 2002 EBITDA loss of ($12.6) million.
    The gross margin improved to 24.5 percent from 21.7 percent in the comparable period last year due to an increase in the company's internal fulfillment rate and the more efficient utilization of shipping providers.
    The company continues to reduce and leverage its operating expense base. Increased operating efficiencies and greater cost control measures across the company's most significant expense categories led to lower expenses quarter over quarter, in both absolute dollars and as a percentage of sales. Total operating expenses decreased 11.4 percent quarter over quarter and improved as a percentage of sales to
37.1 percent from 41.6 percent.
    "We are pleased with our first-quarter results as we made significant progress towards our goal of profitability," said Marie Toulantis, chief executive officer of Barnes & Noble.com. "Despite a difficult retail environment, we achieved solid sales growth in our core consumer business, significantly increased our gross margin, reduced operating expenses and improved our bottom line."

    Second Quarter

    In April, Barnes & Noble.com launched a new and improved offering for its used and out-of-print book service. Through the Barnes & Noble.com web site, customers are able to buy directly from a network comprised of thousands of independent third-party book dealers located around the world. The new service, called Barnes & Noble BookQuest, offers more than 30 million used and out-of-print book listings available for sale and direct delivery to customers by the dealers in the network. The company receives a commission on each sale from the third-party sellers. Since the company is acting as an agent to facilitate these sales, commissions earned are included in reported net sales. Previously, the company recorded the full amount of the sale, and the related costs, when selling used and out-of-print books. This change in the used and out-of-print business will result in lower net sales going forward. However, due to greater efficiencies inherent in the new process, the company expects the lower sales to have a slightly positive to neutral effect on the bottom line. The effect on sales will be a decrease of approximately $5 million per quarter.
    For the second quarter, net sales are expected to range between $80 million to $85 million, resulting in a net loss per share of ($0.10) to ($0.12). This compares with second-quarter 2002 sales of $85.8 million and a net loss per share of ($0.13).

    Full Year

    Full-year 2003 net sales are expected to be between $415 million and $450 million, generating an EBITDA loss between ($16.0) million and ($20.0) million, and a net loss per share of ($0.28) to ($0.34). The EBITDA and net loss per share guidance remains unchanged from the company's previous forecasts.

    About Barnes & Noble.com

    Barnes & Noble.com is a leading Internet-based retailer of books, music, DVD/video and online courses. Since opening its online store (www.bn.com) in March 1997, Barnes & Noble.com has attracted more than
14.4 million customers in 230 countries. Barnes & Noble.com's bookstore includes the largest in-stock selection of in-print book titles with access to approximately one million titles for immediate delivery, supplemented by more than 30 million listings from its nationwide network of out-of-print, rare and used book dealers. Barnes & Noble.com offers its customers fast delivery, easy and secure ordering, and rich editorial content.

    SAFE HARBOR

    This release may contain forward-looking statements regarding expectations of the company. These statements are based on the beliefs of the management of the company as well as assumptions made by and information currently available to the management of the company. Such statements reflect the current views of the company with respect to future events, the outcome of which is subject to certain risks, including among others general economic and market conditions, changes in product demand, the growth rate of Internet usage and e-commerce, possible disruptions in the company's computer or telephone systems, possible increases in shipping rates or interruptions in shipping service, effects of competition, the level and volatility of interest rates, the performance of the company's new product initiatives, the successful integration of acquired businesses, unanticipated adverse litigation results or effects, product shortages, changes in tax and other governmental rules and regulations applicable to the company and other factors, risks and uncertainties more specifically set forth in the company's public filings with the Securities and Exchange Commission. The forward-looking statements herein speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in the company's expectations or any changes in events, conditions, or circumstances on which any such statement is based. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein.


                      -- Two tables to follow --



                        barnesandnoble.com inc.
                 Consolidated Statements of Operations
             (thousands of dollars, except per share data)
                              (unaudited)

                                                 Three Months Ended
                                               -----------------------
                                                March 31,   March 31,
                                                   2003        2002
                                               ----------- -----------
Consumer sales                                 $   99,549  $   95,125
Corporate sales                                     6,415      11,410
                                               ----------- -----------
Net sales                                         105,964     106,535
Cost of sales                                      79,968      83,373
                                               ----------- -----------
  Gross profit                                     25,996      23,162
                                               ----------- -----------
Operating expenses:
  Fulfillment and customer service                  9,005       9,472
  Marketing, sales and editorial                    9,129      10,277
  Technology and web site development               7,390       9,576
  General and administrative                        6,392       6,388
  Depreciation and amortization                     7,354       8,092
  Equity in net loss of equity investments
   including amortization of goodwill                   -         528
                                               ----------- -----------
Total operating expenses                           39,270      44,333
                                               ----------- -----------
Operating loss                                    (13,274)    (21,171)
Interest income, net                                  137         634
                                               ----------- -----------
Net loss                                       $  (13,137) $  (20,537)
                                               =========== ===========
Basic and diluted net loss per common share        ($0.08)     ($0.13)
Average shares
  (diluted -- if converted) (1)                   158,802     158,787


                        barnesandnoble.com inc.
           Consolidated Statements of Operations (continued)
             (thousands of dollars, except per share data)
                              (unaudited)

                                                 Three Months Ended
                                               -----------------------
                                                March 31,   March 31,
                                                   2003        2002
                                               ----------- -----------
Percent of sales:
Gross margin                                         24.5%       21.7%

Operating expenses:
  Fulfillment and customer service                    8.5         8.9
  Marketing, sales and editorial                      8.6         9.6
  Technology and web site development                 7.0         9.0
  General and administrative                          6.0         6.0
  Depreciation and amortization                       6.9         7.6
  Equity in net loss of equity investments
     including amortization of goodwill                 -         0.5
                                               ----------- -----------
Total operating expenses                             37.1        41.6
                                               ----------- -----------
Operating loss                                      (12.5)      (19.9)
Interest income, net                                  0.1         0.6
                                               ----------- -----------
Net loss                                           (12.4)%     (19.3)%
                                               =========== ===========

(1) Reflects the assumed conversion of outstanding membership units of barnesandnoble.com llc into outstanding shares of barnesandnoble.com inc. for all periods presented.


                        barnesandnoble.com inc.
                      Consolidated Balance Sheets
        (thousands of dollars, except share and per share data)

                                               March 31,  December 31,
                                                 2003         2002
                                             ------------ ------------
                                             (unaudited)
ASSETS

Current assets:
  Cash and cash equivalents                  $    47,027  $    70,144
  Receivables, net                                 4,848       14,631
  Merchandise inventories                         45,420       48,303
  Prepaid expenses and other current assets        3,496        3,991
                                             ------------ ------------
         Total current assets                    100,791      137,069
                                             ------------ ------------

Fixed assets, net                                 52,463       58,871
Goodwill, net                                     13,777       13,777
Other non-current assets                              19           17
                                             ------------ ------------
         Total assets                        $   167,050  $   209,734
                                             ============ ============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                           $    10,016  $    16,071
  Accrued liabilities                             49,605       70,456
  Payable to affiliate                            45,620       48,261
                                             ------------ ------------
         Total current liabilities               105,241      134,788
                                             ------------ ------------

Minority interest                                 42,489       52,305
                                             ------------ ------------
Commitments and contingencies

Stockholders' equity:
  Preferred Stock: $0.001 par value;
   50,000,000 shares authorized; none issued
   and outstanding                                     -            -
  Common Stock Series A; $0.001 par value;
   750,000,000 shares authorized; 43,802,228
   shares issued and outstanding                      44           44
  Common Stock Series B; $0.001 par value;
   1,000 shares authorized; 1 share issued
   and outstanding                                     -            -
  Common Stock Series C; $0.001 par value;
   1,000 shares authorized; 1 share issued
   and outstanding                                     -            -
  Paid-in capital                                189,294      189,294
  Accumulated deficit (1)                       (170,018)    (166,697)
                                             ------------ ------------
Total stockholders' equity                        19,320       22,641
                                             ------------ ------------

  Total liabilities and stockholders' equity $   167,050  $   209,734
                                             ============ ============

(1) Represents accumulated deficit of barnesandnoble.com llc since barnesandnoble.com inc.'s initial public offering.

    CONTACT: Carolyn Brown
             Director
             Corporate Communications
             Barnes & Noble.com
             212-633-4062
             cbrown@bn.com
             or
             Kevin Frain
             Chief Financial Officer
             Barnes & Noble.com
             212-414-6093
             kfrain@book.com